Exhibit 99.1

Investor Relations and Media Contact
Christina Hachikian
847-653-7166

Taylor Capital Group Announces Results of Special

Meeting of Stockholders and Year-End Conversion of

Series C and E Preferred Stock

CHICAGO, IL – December 27, 2011 – Taylor Capital Group, Inc. (the “Company”) (NASDAQ: TAYC), the holding company for Cole Taylor Bank (the “Bank”), one of Chicago’s leading middle market commercial banks, today announced the results of its Special Meeting of Stockholders held on December 27, 2011.

Each of the matters presented at the meeting was approved by the stockholders, including amending: (i) the Certificate of Designations of the 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C (the “Series C Preferred”), to provide the Company with the ability to convert the shares of Series C Preferred into shares of its common stock at its option on or before December 31, 2011; (ii) the Certificate of Designations of the Nonvoting Convertible Preferred Stock, Series D and 8% Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E (the “Series E Preferred”), to provide the Company with the ability to convert the shares of Series E Preferred into shares of Nonvoting Convertible Preferred Stock, Series G (the “Series G Preferred”), at its option on or before December 31, 2011; and (iii) Article Fifth of the Company’s Third Amended and Restated Certificate of Incorporation to terminate its Executive Committee as of December 31, 2011.

In addition, the Company announced that its Executive Committee and Board of Directors today each approved the conversion of all 1,276,480 outstanding shares of Series C Preferred to shares of the Company’s common stock, as well the conversion of all 223,520 outstanding shares of its Series E Preferred to shares of its Series G Preferred. Following these actions by the stockholders, Executive Committee and Board, the Company today mailed notices of the stock conversions and stock transmittal materials to holders of the Series C Preferred and Series E Preferred by certified mail. These stock conversions will become effective on December 31, 2011 (the “Conversion Date”).

Each share of the Series C Preferred will be converted into 2.03583 shares of common stock, plus the number of shares of common stock that is equal to $7.00 (representing the future cash dividends such holders would have received, if declared, through May 28, 2015) divided by the closing price of the Company’s common stock on December 30, 2011, the trading day immediately preceding the Conversion Date. The holders of the Series E Preferred will receive shares of Series G Preferred, a nonvoting common equivalent series of preferred stock, based on the same conversion ratio.

No fractional shares will be issued as a result of the conversions of the Series C Preferred or the Series E Preferred. In lieu of fractional shares, holders will be entitled to receive cash in an amount equal to any fractional shares they are entitled to multiplied by the closing price of the Company’s common stock on December 30, 2011, the trading day immediately preceding the Conversion Date.

The stock conversions are being conducted in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended. This press release is not an offer to sell or a solicitation of an offer to purchase any securities of the Company.

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is a $4.5 billion bank holding company for Cole Taylor Bank, a commercial bank headquartered in Chicago. Cole Taylor specializes in serving the banking needs of closely held businesses and the people who own and manage them. Through its divisions Cole Taylor Business Capital and Cole Taylor Mortgage, the Bank also provides asset based lending and residential mortgage loan products through a growing network of offices throughout the United States. Cole Taylor is a member of the FDIC and is an Equal Housing Lender.

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